Exhibit 99.1
Exterran Corporation Announces Resignation of Chief Operating Officer

HOUSTON, September 10, 2020 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today announced that Girish Saligram communicated his voluntary resignation as Chief Operating Officer, effective September 25, 2020, to assume the chief executive officer position at another company.

Andrew Way, Exterran’s President and Chief Executive Officer commented, “Girish has made many valuable contributions during his four years with us and I am extremely grateful for the hard work, commitment and passion he has demonstrated in his role. We wish him well as he pursues his next leadership position.”

Girish Saligram noted, “It has been an incredibly rewarding four years at Exterran, and a privilege to serve the Company, our customers and stakeholders. I am proud of the accomplishments of the entire Exterran team, and wish Exterran continued success.”

Mr. Saligram is continuing in his role through September 25th, and will assist the Company in the transition of his responsibilities following his resignation. Mr. Saligram’s responsibilities will be reassigned internally during this transition period.

About Exterran Corporation
Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:
Blake Hancock, Vice President of Investor Relations, at 281-854-3043
Or visit www.exterran.com

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